Exhibit 99.1

ANACOR PHARMACEUTICALS REPORTS

THIRD QUARTER 2015 FINANCIAL RESULTS

•                  Recognized $21.1 million in total KERYDIN® revenue in the third quarter of 2015 under the Sandoz Agreement, representing a sequential increase of 18.8% over the second quarter of 2015

•                  Top-line results from the long-term safety study of crisaborole topical ointment, 2%, in patients with mild-to-moderate atopic dermatitis demonstrated a safety profile consistent with that seen in the Phase 3 pivotal studies when used intermittently for up to 12 months

•                  Anacor expects to submit a New Drug Application for crisaborole topical ointment, 2%, to the U.S. Food and Drug Administration in the first quarter of 2016

Palo Alto, CA — November 3, 2015 — Anacor Pharmaceuticals, Inc. (NASDAQ:ANAC) today announced its financial results for the quarter ended September 30, 2015.

“We continue to make significant progress in developing and commercializing innovative new products derived from our boron chemistry platform.  In the third quarter, we announced positive top-line results from our two Phase 3 pivotal studies of crisaborole for the potential treatment of mild-to-moderate atopic dermatitis in children and adults, and last week we announced the top-line results from our long-term safety study of crisaborole that demonstrated a safety profile consistent with that seen in our Phase 3 pivotal studies.  With this study data now in hand, and the completion of our pre-NDA submission meeting with the FDA in September 2015, we anticipate that we will file our NDA for crisaborole in the first quarter of 2016.  In addition, we continue to prepare for the potential commercial launch of crisaborole in 2017.  If approved, we believe crisaborole could offer an important treatment option to patients with mild-to-moderate atopic dermatitis,” said Paul L. Berns, Chairman and Chief Executive Officer of Anacor.  “Turning to our first approved product, we were pleased with the continued prescription growth of KERYDIN in the third quarter, as PharmaDerm, the branded dermatology division of Sandoz Inc. responsible for the commercialization of KERYDIN in the U.S., initiated its direct-to-consumer television advertisements and other consumer-directed commercialization activities pursuant to the amendment we executed in the second quarter.”

Third Quarter and Recent Highlights and Developments

•                  On October 29, 2015, we announced the top-line results from the long-term safety study of crisaborole topical ointment, 2% (formerly known as AN2728), a novel non-steroidal topical anti-inflammatory phosphodiesterase-4 (PDE-4) inhibitor in development for the potential treatment of mild-to-moderate atopic dermatitis in children and adults.  In the long-term safety study, crisaborole was found to be well-tolerated and demonstrated a safety profile consistent with that seen in the Phase 3 pivotal studies when used intermittently for up to 12 months.  No treatment-related serious adverse events were reported and most adverse events were graded as mild in severity, and transient. The most common treatment-related adverse events reported by at least 2% of subjects were atopic dermatitis (3.1%) and application site pain (2.3%).

•                  In July 2015, we announced the positive top-line results from our two Phase 3 pivotal studies of crisaborole.  In both studies, crisaborole achieved statistically significant results on all primary and secondary endpoints and demonstrated a safety profile consistent with previous studies.

Selected Financial Results for the Quarter Ended September 30, 2015

Distribution and commercialization agreement revenue for the third quarter of 2015 was $21.1 million, representing a sequential increase of 18.8% from the second quarter of 2015.  In the quarter ended September 30, 2015, we recognized $19.1 million of gross profit sharing revenue under our distribution and commercialization agreement (the “Sandoz Agreement”) with Sandoz Inc. (“Sandoz”), a Novartis company, based upon gross profits on sales of KERYDIN, as reported to us by Sandoz.  In addition, for the three months ended September 30, 2015 and 2014, we recognized $0.8 million and $0.6 million, respectively, of the $40.0 million in total upfront payments made to us during the third quarter of 2014 under the Sandoz Agreement, and $1.3 million and $0.4 million, respectively, from product sales of KERYDIN to Sandoz.

Research contracts revenue for the third quarter of 2015 was $3.4 million, compared to $2.9 million for the third quarter of 2014.  For the three months ended September 30, 2015 and 2014, we recognized $1.4 million and $1.8 million, respectively, for research services performed under our research agreement with The Bill and Melinda Gates Foundation (the “Gates Foundation”), $1.1 million and $0.6 million, respectively, under our research contract with the United States Department of Defense, Defense Threat Reduction Agency (“DTRA”) and $0.9 million and $0.5 million, respectively, for research performed under other agreements, including those with not-for-profit organizations for neglected diseases, and from government grants.

Cost of goods sold for KERYDIN finished drug product released to Sandoz during the third quarter of 2015 was $0.6 million, compared to $0.2 million for the third quarter of 2014.  Costs recorded in connection with the manufacture of KERYDIN drug product prior to the time that we started to capitalize such costs in 2014 were recorded as research and development expenses.  As a result, the aggregate cost of goods sold that we record for 2015 relating to sales of KERYDIN to Sandoz is expected to be lower than the amount actually incurred to manufacture such drug product.

Research and development expenses for the third quarter of 2015 were $19.4 million, compared to $19.5 million for the third quarter of 2014.  The decrease from the prior year quarter was primarily due to decreases in costs for our KERYDIN and crisaborole programs of $1.1 million each, and a decrease in costs under our Gates Foundation program of $0.4 million, partially offset by a $2.0 million increase in expenses for our other research activities and an increase in costs for our DTRA program of $0.5 million.

Selling, general and administrative expenses for the third quarter of 2015 were $19.5 million, compared to $7.7 million for the third quarter of 2014.  The increase from the prior year quarter reflects the $7.5 million paid to Sandoz in connection with the second installment of the $20.0 million aggregate contribution we agreed to make pursuant to the June 2015 amendment to the Sandoz Agreement, as well as increases of $1.3 million in stock-based compensation expense, $1.0 million in salaries and benefits associated with additional personnel and $2.0 million in professional services and other expenses.

Net loss for the third quarter of 2015 was $16.2 million, compared to a net loss of $31.3 million for the third quarter of 2014. Basic and diluted net loss per share were $0.37 for the third quarter of 2015, compared to basic and diluted net loss per share of $0.74 for the third quarter of 2014.

Cash, cash equivalents and investments totaled $153.4 million at September 30, 2015, compared to $191.6 million at December 31, 2014.  Balances at September 30, 2015 and December 31, 2014 included cash and cash equivalents of $10.2 million and $16.0 million, short-term and long-term investments of $140.2 million and $171.9 million and restricted investments of $3.0 million and $3.7 million, respectively.

Conference Call and Webcast

Anacor will host a conference call at 8:00 a.m. ET / 5:00 a.m. PT today, during which management will discuss Anacor’s financial results and recent developments. The call may be accessed by dialing (877) 291-1367 (domestic) and (914) 495-8534 (international) five minutes prior to the start of the call.  The call will also be webcast live and can be accessed on the Events and Presentations page, under Investors, on Anacor’s website at www.anacor.com and will be available for three months following the call.

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform.  Anacor’s first approved drug, KERYDIN® (tavaborole) topical solution, 5%, is an oxaborole antifungal approved by the U.S. Food and Drug Administration in July 2014 for the topical treatment of onychomycosis of the toenails.  In July 2014, Anacor entered into an exclusive agreement with Sandoz Inc., a Novartis company, pursuant to which PharmaDerm, the branded dermatology division of Sandoz, distributes and commercializes KERYDIN in the United States.  In September 2014, PharmaDerm launched KERYDIN in the United States.  Anacor’s lead product development candidate is crisaborole topical ointment, 2%, a novel non-steroidal topical anti-inflammatory PDE-4 inhibitor in development for the potential treatment of mild-to-moderate atopic dermatitis and psoriasis.  Beyond KERYDIN and crisaborole, Anacor has discovered three investigational compounds that it has out-licensed for further development. The first compound is licensed to Eli Lilly and Company for the potential treatment of an animal health indication.  The second compound, AN5568, also referred to as SCYX-7158, is licensed to Drugs for Neglected Diseases initiative for the potential treatment of human African trypanosomiasis.  The third compound is licensed to GlaxoSmithKline LLC for development in tuberculosis.  Anacor also has a pipeline of other internally discovered topical and systemic boron-based compounds in early stages of research and development. These include AN3365, an investigational Gram-negative antibiotic, and certain other wholly-owned investigational product candidates.  For more information, visit www.anacor.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the progress, timing and results of Anacor’s clinical trials, the safety and efficacy of Anacor’s approved product and product development candidates, the timing of Anacor’s potential regulatory filings and approval of Anacor’s product development candidates, the commercial success of KERYDIN and the timing and potential commercial success of Anacor’s product development candidates. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and Anacor undertakes no obligation to update any forward-looking statement except as required by law. These forward-looking statements are based on estimates and assumptions by Anacor’s management that, although believed to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by Anacor’s forward-looking statements: the successful commercialization of KERYDIN pursuant to Anacor’s distribution and commercialization agreement with Sandoz Inc.; any issues, delays or failures arising as a result of Anacor’s studies relating to crisaborole; any delay by Anacor in filing for regulatory approval of crisaborole; the outcome, timing and cost of regulatory approvals, and content of approved labeling for Anacor’s products, including any failure by the U.S. Food and Drug Administration to approve crisaborole; Anacor’s ability to timely and successfully launch, either alone or with a partner, crisaborole, if approved; the impact of general economic, industry, market or political conditions; and the other risks and uncertainties identified in Anacor’s periodic filings, including Anacor’s Annual Report on Form 10-K for the year ended December 31, 2014 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.

ANACOR PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Revenues:
Distribution and commercialization agreement	$21,144	$1,066	$51,014	$1,066
Research contracts	3,406	2,889	10,137	9,978
Total revenues	24,550	3,955	61,151	11,044

Operating expenses:
Cost of goods sold (1)	591	202	2,025	202
Research and development (1)	19,416	19,521	56,243	54,717
Selling, general and administrative (1)	19,490	7,707	41,622	23,130
Trademark agreement	—	6,800	—	6,800
Total operating expenses	39,497	34,230	99,890	84,849

Loss from operations	(14,947)	(30,275)	(38,739)	(73,805)
Interest income	146	66	514	189
Interest expense	(1,396)	(1,133)	(4,129)	(3,406)
Other income	20	—	20	—
Net loss	$(16,177)	$(31,342)	$(42,334)	$(77,022)
Net loss per share — basic and diluted	$(0.37)	$(0.74)	$(0.97)	$(1.83)
Weighted-average number of shares used in calculating net loss per share — basic and diluted	44,042,319	42,318,906	43,780,188	41,995,292

(1)         Includes the following stock-based compensation expenses:

Cost of goods sold	$32	$9	$130	$9
Research and development expenses	$1,796	$1,519	$5,030	$3,853
Selling, general and administrative expenses	$3,421	$2,149	$8,222	$7,742

ANACOR PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	September 30, 2015	December 31, 2014 (1)
	(unaudited)
Cash, cash equivalents and investments (2)	$153,414	$191,635
Convertible senior notes, net (3)	62,298	59,969
Accumulated deficit	(259,926)	(217,592)
Total stockholders’ equity	55,772	78,832

(1)         Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

(2)         Balances at September 30, 2015 and December 31, 2014 included cash and cash equivalents of $10.2 million and $16.0 million, short-term and long-term investments of $140.2 million and $171.9 million and restricted investments of $3.0 million and $3.7 million, respectively.

(3)         The Company separately accounts for the debt and equity components of the 2.00% Convertible Senior Notes due 2021.  At September 30, 2015, the net carrying amount of the liability component was $62.3 million, and the unamortized discount on the liability component was $27.9 million.  The aggregate outstanding principal amount of the Convertible Senior Notes at September 30, 2015 was $90.2 million.

Company Contacts:

Anacor Pharmaceuticals, Inc.

Graeme Bell

Executive Vice President and Chief Financial Officer

650.543.7516

DeDe Sheel

Senior Director, Investor Relations & Corporate Communications

650.543.7575